Exhibit 99.1

NEWS RELEASE

SCOTT HUENNEKENS TO JOIN NUVASIVE BOARD OF DIRECTORS

New board appointment brings expertise in surgical robotics, data analytics and medical device commercialization

SAN DIEGO – Sept. 21, 2018 – NuVasive, Inc. (NASDAQ: NUVA), the leader in spine technology innovation, focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced the appointment of Scott Huennekens to the Company's Board of Directors, effective October 1, 2018.

Mr. Huennekens has over 25 years of experience in the medical device industry, with particular expertise overseeing clinical advancement through innovative R&D and technology-based initiatives. He currently serves as president, chief executive officer (CEO) and chairman of the board of Verb Surgical, an independent start-up company formed in 2015 by Google and Johnson & Johnson to develop surgical platforms including advanced surgical robotics, visualization, connectivity, data analytics and instrumentation. Prior to joining Verb Surgical, Mr. Huennekens was the president, CEO and a member of the board of Volcano Corporation, a company focused on diagnostic and therapeutic solutions for coronary and peripheral artery disease, which was acquired by Royal Philips for $1.2 billion in February 2015.

“Scott’s knowledge of robotics, data analytics and advanced surgical technologies is well suited for the strategic direction of NuVasive,” said Gregory T. Lucier, chairman and chief executive officer of NuVasive. This expertise, coupled with his deep roots in managing successful medical device organizations, makes Scott a perfect complement to our Board of Directors.”

“I’m passionate about innovative products that have a true benefit to patients, and enabling surgeons to deliver the best care possible, so joining NuVasive’s board is a perfect fit,” said Mr. Huennekens. “I look forward to helping shape the direction of the Company through my perspectives on advanced medical platforms and delivering even greater value to its shareholders.”

Prior to his current role and 13-year tenure at Volcano Corporation, Mr. Huennekens was the president and CEO at Digirad Corporation from 1997 to 2002, where he led the start-up through its first product commercialization of solid-state gamma cameras for the nuclear cardiology imaging market. Before Digirad, he held various management roles within medical device divisions of Baxter Healthcare from 1993 to 1997.

Mr. Huennekens earned a B.S. in business administration from the University of Southern California, and an M.B.A. from Harvard Business School. He is currently a board member of the Medical Device Manufacturer’s Association, and previously served as chairman.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is the leader in spine technology innovation, focused on transforming spine surgery and beyond with minimally disruptive, procedurally-integrated solutions designed to deliver reproducible and clinically-proven surgical outcomes. The Company’s portfolio includes access instruments, implantable hardware, biologics, software systems for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With over $1 billion in revenues, NuVasive has an approximate 2,400 person workforce in more than 40 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company's surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive's products (including the iGA® platform), the Company's ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive's news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor & Media Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com